Exhibit 4.9

English Translation of Chinese Original

PetroChina Company Limited

Confirmation Letter

This letter refers to the Land Use Rights Leasing Contract (the “Land Lease Contract”) dated March 10, 2000 by and between PetroChina Company Limited (as lessee) (the “Company”, “we”, “us” or “our”) and China National Petroleum Corporation (as lessor) (“CNPC”) on March 10, 2000, and the Supplemental Agreement to Land Use Rights Leasing Contract (the “Supplemental Agreement”) dated August 25, 2011 by and between the Company and CNPC in respect of the parcels of land with an aggregate area of 1,782,970,000 square meters owned by CNPC and its subsidiary or controlled companies, enterprises or units (the “Leased Land”). In accordance with Article 5 of the Supplemental Agreement, adjustments to the area of the Leased Land or the rent may be made by confirmation letter agreed by both parties.

We hereby confirm as follows in respect of the adjustments to the area of and the rent for the Leased Land under the Land Leasing Contract and the Supplemental Agreement:

Starting from January 1, 2018, the area of and the rent for the Leased Land shall be adjusted in accordance with the “Schedule of Leased Land” attached hereto as Appendix 1. Other than those adjustments to the area of and the rent for the Leased Land under the Land Lease Contract and the Supplemental Agreement, the provisions of the Land Lease Contract and Supplemental Agreement shall remain unchanged.

You are hereby notified of our confirmation as set forth above.

PetroChina Company Limited (affixed with the company seal of PetroChina)

Authorized Representative:	/s/
CHAI Shouping

August 24, 2017

Appendix 1: Schedule of Leased Land

No.	Business Segments	Area of Plots	Estimated Annual Rent for 2018
		(in 10,000 m2)	(in RMB10,000) (The actual rent shall be the amount agreed in the executed Land Lease Contract)
I.	Oil & Gasfield Enterprises	167,826	508,745
1	Daqing Oilfield Co., Ltd.	60,945	314,435
2	PetroChina Liaohe Oilfield Company	5,190	12,225
3	PetroChina Changqing Oilfield Company	3,250	12,347
4	PetroChina Tarim Oilfield Company	5,693	17,643
5	PetroChina Xinjiang Oilfield Company	71,625	54,841
6	PetroChina Southwest Oil & Gasfield Company	1,462	5,152
7	PetroChina Jilin Oilfield Company	4,434	27,000
8	PetroChina Dagang Oilfield Company	2,372	19,919
9	PetroChina Qinghai Oilfield Company	930	2,493
10	PetroChina North China Oilfield Company	1,768	7,265
11	PetroChina Tuha Oilfield Company	7,771	23,406
12	PetroChina Jidong Oilfield Company	1,280	6,530
13	PetroChina Yumen Oilfield Company	1,107	5,488
II.	Refineries	7,693	59,817
1	PetroChina Daqing Petrochemical Company	1,246	6,029
2	PetroChina Jilin Petrochemical Company	245	2,939
3	PetroChina Fushun Petrochemical Company	778	6,607
4	PetroChina Liaoyang Petrochemical Company	648	6,181
5	PetroChina Lanzhou Petrochemical Company	497	6,878
6	PetroChina Dushanzi Petrochemical Company	1,157	4,972
7	PetroChina Urumqi Petrochemical Company	977	5,194
8	PetroChina Ningxia Petrochemical Company	160	1,234
9	PetroChina Dalian Petrochemical Company	223	4,065
10	Dalian Petrochemical-Kunlun Energy	0.24	4
11	PetroChina Jinzhou Petrochemical Company	312	4,871
12	PetroChina Jinxi Petrochemical Company	374	3,962
13	PetroChina Daqing Refinery Company	216	1,123
14	PetroChina Harbin Petrochemical Company	94	1,408
15	PetroChina Kelamayi Petrochemical Company	354	2,153
16	PetroChina Liaohe Petrochemical Company	146	1,381
17	PetroChina Changqing Petrochemical Company	4	30
18	PetroChina Huhhot Petrochemical Company	264	782
III.	Natural Gas and Pipeline Storage and Transportation Enterprises	972	5,584
1	PetroChina Pipeline Company	508	3,537
2	PetroChina West Pipeline Co., Ltd.	463	2,317
IV.	Marketing Companies	772	3,830
1	PetroChina Heilongjiang Marketing Company	684	3422
2	PetroChina Qinghai Marketing Company	85	346
3	PetroChina Sichuan Marketing Company	3	61
V.	Scientific Research and Social Institutions	2	55
1	PetroChina Exploration & Development Research Institute	2	55

Total		177,265	578,300

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